UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 16, 2014

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)
Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda		HM 11 (Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2014, Kosmos Energy Ltd. (the “Company”) issued a press release (the “Press Release”) announcing that W. Greg Dunlevy, the Company’s current Executive Vice President and Chief Financial Officer, will retire in June 2015 as part of a mutually agreed succession plan.  Mr. Dunlevy will be succeeded by Thomas P. Chambers, who has been appointed Senior Vice President and Chief Financial Officer of the Company, effective November 5, 2014.  During the period between Mr. Chambers’ appointment and Mr. Dunlevy’s retirement, Mr. Dunlevy will act in an advisory role to the Chairman and Chief Executive Officer and will assist with the orderly transition of the duties of chief financial officer to Mr. Chambers.

A copy of the Press Release is attached hereto as Exhibit 99.1.

Mr. Chambers, who is 59, joins the Company from Apache Corporation, an oil and gas exploration and production company with domestic and international operations, where he served most recently (since February 2014) as Senior Vice President, Finance. Mr. Chambers previously served as Apache Corporation’s Executive Vice President and Chief Financial Officer since November 2010, Vice President — Corporate Planning and Investor Relations since March 2009, Vice President — Corporate Planning since September 2001 and Director of Corporate Planning since March 1995. Prior to joining Apache Corporation, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers, serves on the advisory board of Houston Foundation for Life and is a member of the Board of Trustees of Notre Dame College of Ohio.

There is no family relationship between Mr. Chambers and any other executive officer or director of the Company, and there is no arrangement or understanding with any other person under which he was appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Chambers has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Chambers’ appointment, the Company’s subsidiary, Kosmos Energy, LLC, entered into an offer letter agreement with Mr. Chambers dated as of October 16, 2014, which provides for the following:

•	an annual base salary of $550,000;

•
an annual bonus targeted at 100% of base salary and ranging from 0% to 200% of base salary, with the actual amount of the bonus, if any, payable for any year determined based on the level of attainment of the applicable Company and individual performance metrics;

•
two sign-on equity awards of restricted share units granted under the Company’s Long Term Incentive Plan (the “LTIP”) and individual award agreements that will be subject to the terms set forth in the Company’s publicly filed award agreements, one with a grant date value of $825,000 that will vest based solely on service, and the other with a grant date target value of $825,000 that will vest based on service and the level of attainment of a specified relative total shareholder return goal;

•
an initial annual long-term incentive equity award granted under the LTIP that is expected to be granted by the end of June 2015, with a grant date value of $1,650,000 and allocated between service-vesting and performance-vesting awards consistent with the allocation of awards granted to other members of the Company’s senior management, and eligibility to receive additional long-term incentive equity awards for each year after 2015;

•
in connection with his relocation to the Dallas/Fort Worth area, the Company will pay or reimburse Mr. Chambers for reasonable and necessary temporary housing and commuting expenses and relocation expenses, including reimbursement of specified costs in connection with the sale of his existing residence and the purchase of his new residence and for taxes incurred by Mr. Chambers in relation to such relocation benefits; and

•
on a termination of his employment by the Company without “cause” (as defined in the LTIP), subject to his execution of a release of claims, Mr. Chambers is entitled to severance in an amount equal to the sum of his base salary and target bonus, and continued Company-paid medical and dental coverage for him and his eligible dependents for 12 months.

Item 7.01	Regulation FD Disclosure.

On October 16, 2014, the Company issued the Press Release. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.  The following exhibit is furnished as part of this current report on Form 8-K:

99.1	Press Release dated October 16, 2014, announcing the appointment of Thomas P. Chambers as Senior Vice President and Chief Financial Officer of the Company and the retirement of W. Greg Dunlevy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           October 16, 2014

KOSMOS ENERGY LTD.

By:	/s/ Andrew G. Inglis
Andrew G. Inglis
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated October 16, 2014, announcing the appointment of Thomas P. Chambers as Senior Vice President and Chief Financial Officer of the Company and the retirement of W. Greg Dunlevy.